Exhibit 10.18

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made and entered into as of April 29, 2014 (the “Effective Date”) by and between NEWARK EUREKA INDUSTRIAL CAPITAL LLC, a Delaware limited liability company (“Lessor”) and SMART MODULAR TECHNOLOGIES, INC., a California corporation (“Lessee”) with reference to the following facts:

A. Lessor and Lessee are parties to that certain Standard Industrial/Commercial Multi-Tenant Lease-Net dated February 18, 2009 (together with any and all exhibits and addenda thereto, the “Original Lease”) with respect to that certain premises located at 39870 Eureka Drive, Newark, California (the “Premises”).

B. Lessor and Lessee now desire to modify and amend the Original Lease to, among other things, extend the Original Term and to provide for the rental amount for such extended term, all on the terms and conditions set forth in this First Amendment.

C. Defined terms in this First Amendment shall have the meanings ascribed to such terms in the Original Lease unless otherwise expressly defined in this First Amendment. Where the terms of this First Amendment and the terms of the Original Lease conflict, the terms of this First Amendment shall in all instances prevail.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Lessor and Lessee hereby agree as follows:

1.	Recitals. The recitals set forth above are not merely recitals, but form an integral part of this First Amendment. The Original Lease, as modified, amended, supplemented and confirmed by this First Amendment is hereinafter referred to as the “Lease”.

2.	Lease Term. The Original Term is hereby extended for a period of sixty (60) months (the “Extended Term”) commencing on May 1, 2016 (the “Extended Term Commencement Date”), and expiring on April 30, 2021.

3.	Base Rent. Base Rent for the Extended Term shall be payable as follows:

Months	Monthly NNN Rent/sf	Monthly Base Rent
May 1, 2016 April 30, 2017	$0.75	$59,610.00
May 1, 2017 - April 30, 2018	$0.78	$61,994.40
May 1, 2018 - April 30, 2019	$0.81	$64,474.18
May 1, 2019 - April 30, 2020	$0.84	$67,053.14
May 1, 2020 - April 30, 2021	$0.88	$69,735.27

4.

Rent Abatement. Subject to Paragraph 10 below, Lessor hereby agrees to abate Lessee’s obligation to pay Base Rent (the “Abated Base Rent”) attributable to the period during the Extended Term commencing on May 1, 2016 and ending on August 15, 2016 (the “Abatement Period”), provided that Lessee is not in default under the Lease as of the commencement of, or at any time during, the Abatement Period. Notwithstanding the foregoing, during the period commencing on the Effective Date and ending on the Extended Term Commencement Date, Lessor, in its sole and absolute discretion, may elect to either: (i) provide to Lessee, in lieu of the Abated Base Rent, the amount of Two Hundred Eight Thousand Six Hundred Thirty-Five Dollars ($208,635.00), which amount is equal to the Abated Base Rent; or (ii) provide written notice to Lessee of the time period (by month or partial month, up to three and one-half months) for which the Abated Base Rent may be applied during the Extended Term in lieu of the Abatement Period. The abatement right set forth in this Paragraph has been granted to Lessee as additional consideration for Lessee’s agreement to extend the term of the Lease and comply with the terms and conditions otherwise required under the Lease.

5.	Operating Expenses. Lessee shall continue to pay Lessee’s Share of Common Area Operating Expenses and any other amounts payable pursuant to the terms of the Original Lease during the Extended Term, including months where Lessee is not obligated to pay any monthly Base Rent.

6.	Use of the Premises. From and after the Extended Term Commencement Date, Lessee shall continue to only use the Premises for the uses specified in Sections 1.8 and 6 of the Original Lease.

7.	Lessee’s Additional Work. Subject to the terms and conditions of the Original Lease, including, without limitation, Paragraphs 7.3(b) and 7.4, Lessee shall have the right, from April 1, 2014 until May 1, 2017 to complete the work described on Exhibit “A” attached hereto (“Lessee’s Additional Work”), provided that (a) if Lessee’s Additional Work is commenced, same shall be diligently pursued until completion and in all events completed by May 1, 2017; (b) Lessee’s Additional Work shall be completed in a good and workmanlike manner and of a quality consistent with that of a first class research and development (R&D) and manufacturing property, in compliance with all Applicable Requirements and the Declaration and (c) provided that such Lessee’s Additional Work is solely for the alterations as outlined in Exhibit “A”.

8.

Lessee’s Improvement Allowance. Provided that Lessee completes Lessee’s Additional Work as provided herein, then Lessor agrees to provide to Lessee a lessee improvement allowance in an amount of up to Three Hundred Fifty-Seven Thousand Six-Hundred Sixty and 00 100 Dollars ($357,660.00) (“Lessee’s Improvement Allowance”) subject to the terms set forth herein and further subject to Paragraph 13.3 of the Original Lease. Lessee’s Improvement Allowance shall be used solely for the cost of Lessee’s Additional Work as outlined in Exhibit “A” which shall be completed no later than May 1, 2017 and under no circumstances will any unused amount of Lessee’s Improvement Allowance be paid to Lessee. Lessee shall perform and complete Lessee’s Additional Work in two (2) phases as specified on Exhibit “A” and, subject to Lessee’s compliance with the terms and conditions set forth herein, up to Ninety Thousand and 00’100 Dollars ($90,000.00) of Lessee’s Improvement Allowance shall be paid to Lessee after the completion of Phase I, and the remainder of Lessee’s Improvement Allowance shall be paid to Lessee after the completion of Phase II. Provided Lessee is not in Default or Breach and remains the original Lessee named in the Original Lease, Lessor shall pay Lessee an amount equal to all eligible costs incurred by Lessee in connection with each respective phase of Lessee’s Additional Work

(provided in no event shall Lessor’s obligations exceed Lessee’s Improvement Allowance) within thirty (30) days after the latest to occur of the following for each phase: (a) Lessor’s receipt of written request for payment of Lessee’s Improvement Allowance by Lessee; (b) Lessee having completed construction of Lessee’s Additional Work for the respective phase in accordance with plans approved by Lessor and with all permits, consents, approvals, inspection sign-offs and other documents necessary to confirm that Lessee’s Additional Work for the respective phase has been constructed in accordance with all Applicable Requirements and the Declaration; (c) Lessee having provided Lessor receipts, invoices or other reasonable evidence of payment showing the amount of the eligible costs for which reimbursement is sought for the respective phase; (d) all contractors, subcontractors and suppliers having delivered to Lessee and Lessee having provided Lessor with copies of final unconditional mechanics’ lien waivers with respect to such work for the respective phase; (e) a certificate from the contractor or, if applicable, the general contractor in a form reasonably acceptable to Lessor, certifying that the construction of Lessee’s Additional Work for the respective phase has been substantially completed in accordance with the terms hereof; (f) if required, Lessee causing a notice of completion to be recorded in Alameda County, California in accordance with the California Civil Code and providing a copy thereof to Lessor for each respective phase; (g) Lessee delivering a set of as-built drawings to Lessor for each respective phase; (h) Lessee delivering to Lessor a copy of all warranties, guaranties, and operating manuals and information relating to Lessor’s Additional Work for each respective phase; and (i) any other documentation reasonably requested by Lessor. Notwithstanding the foregoing, any unused amount of the Lessee Improvement Allowance will be held by Lessor until May 1, 2017, at which time if it has not been utilized, shall be retained by Lessor and Lessee shall have no further right to utilize such unused portion of the Lessee Improvement Allowance.

9.	Option to Renew. Lessee shall continue to have the one (1)-time right to extend the Term of the Original Lease for the Option Term in accordance with the terms and conditions set forth in Paragraphs 39 and 61 of the Original Lease, except that the Option Term (if exercised) would commence upon the expiration of the Extended Term as provided in Paragraph 2 of the First Amendment, and provided that in no event will the Market Rent be less than the Base Rent payable during the last month of the Extended Term.

10.	Inducement Recapture. Any agreement for free or abated rent or other charges, or for the giving or paying by Lessor to or for Lessee of any cash or other bonus, inducement or consideration for Lessee’s entering into the Lease or this Amendment, all of which concessions are hereinafter referred to as “Inducement Provisions,” shall be deemed conditioned upon Lessee’s full and faithful performance of all of the terms, covenants and conditions of the Lease and this Amendment. Upon a default by Lessee under the Lease or this Amendment, any such Inducement Provision shall automatically be deemed deleted from the Lease and this Amendment and of no further force or effect, and any rent, other charge, bonus, inducement or consideration theretofore abated, given or paid by Lessor pursuant to such an Inducement Provision shall be immediately due and payable by Lessee to Lessor, notwithstanding any subsequent cure of said default by Lessee. The acceptance by Lessor of rent or the cure of the default which initiated the operation of this Paragraph shall not be deemed a waiver by Lessor of the provisions of this Paragraph unless specifically so stated in writing by Lessor at the time of such acceptance.

11.	Brokers. Lessor and Lessee each represent and warrant to the other that no broker or finder was instrumental in arranging or bringing about this transaction except for Cornish & Carey Newmark Knight Frank which represented Lessor and S5 Advisory Inc. which represented Lessee (“Brokers”), and except for Brokers, there are no claims or rights for brokerage commissions or finder’s fees in connection with the same. If any unnamed person brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Lessor or Lessee relating to this transaction, then the party through whom such person makes his claim shall defend the other party (the “Indemnified Party”) from such claim, and shall indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Indemnified Party in defending against the claim. The provisions of this Paragraph 11 shall survive the expiration or early termination of the Lease. Lessor is responsible for paying the brokerage fee to its broker Cornish & Carey Newmark Knight Frank pursuant to a separate agreement.

12.	Representation. As a material inducement and consideration to Lessor to execute and deliver this First Amendment, Lessee represents and warrants to Lessor the truth of the following statements: (a) the Lease constitutes the entire agreement between Lessor and Lessee with respect to the Premises, is presently in full force and effect, and has not been further modified, changed, altered, assigned, supplemented or amended in any respect; (b) as of the date of this First Amendment, Lessee has not assigned, encumbered or hypothecated its interest in the Lease; (c) the Lease is the only lease or agreement, written or oral, between Lessor and Lessee affecting or relating to the Premises; (d) no one except Lessee and its employees occupies the Premises; (e) Lessee has no offsets, claims, or defenses to the enforcement of the Lease; (f) no actions, whether voluntary or otherwise, are pending against Lessee under the bankruptcy laws of the United States or any state thereof; (g) as of the date hereof, and to the best of Lessee’s knowledge, after due inquiry, Lessor and Lessee are not in default under the Lease and have not committed any breach of the Lease; no event has occurred which, but for the passing of time or for the giving or receipt of notice, or both, would constitute a default under the Lease; and no notice of default has been given under the Lease; (h) to the best of Lessee’s knowledge, the use maintenance and operation of the Premises comply with all applicable federal, state, county or local statutes, laws, rules and regulations of any governmental authorities relating to environmental, health or safety matters (collectively, “Environmental Laws”); the Premises have not been used and Lessee does not plan to use the Premises for any activities which, directly or indirectly, involve the use, generation, treatment, storage, transportation or disposal of any petroleum product or any toxic or hazardous chemical, material, substance, pollutant or waste in violation of the terms and conditions of the Lease; Lessee has not received any notices, written or oral, of violation of any Environmental Laws or of any allegation which, if true, would contradict anything contained in this First Amendment and there are no writs, injunctions, decrees, orders or judgments outstanding, and no lawsuits, claims, proceedings or investigations pending or threatened against Lessee, relating to the use, maintenance or operation of the Premises, nor is Lessee aware of a basis for any such proceeding.

13.

Effect on Lease. Except as hereby expressly amended, all other terms and conditions of the Original Lease shall remain and continue in full force and effect. Nothing herein contained alters or amends any required consent or approval required under the terms of the Original

Lease in connection with any sublease or assignment. Submission of this First Amendment by one party to another shall have no legal significance and is not an offer that may be accepted; this First Amendment shall become effective only upon mutual execution and delivery hereof by all parties and contemplated signatory hereof.

14.	Counterparts. This First Amendment may be executed in several counterparts (by original, facsimile or electronic PDF signatures), each of which shall be deemed an original, all of which together shall constitute one and the same First Amendment.

15.	Americans With Disabilities Act. The Premises have not undergone an inspection by a certified Access Specialist.

16.	Energy Efficiency Disclosures. Lessee shall cooperate with Lessor in providing any and all information requested by or on behalf of Lessor in connection with the utilities used at the Premises and/or any other energy efficiency related information.

17.	Miscellaneous. The headings used in this First Amendment are for convenience only and shall have no effect upon the interpretation of this First Amendment. Except as otherwise expressly provided in this First Amendment, nothing contained in this First Amendment shall operate to waive the rights of Lessor or Lessee under the Original Lease. The persons signing this First Amendment represent and warrant that they have the power and authority to bind the party on whose behalf they are signing.

[Signatures on the following page]

IN WITNESS WHEREOF, Lessor and Lessee have executed and delivered this First Amendment as of the day and year first above written.

LESSOR

NEWARK EUREKA INDUSTRIAL CAPITAL LLC, a Delaware limited liability company

By:	CONTINENTAL INDUSTRIAL CAPITAL, LLC a Delaware limited liability company
Its:	Sole Member

By:	Cohen Asset Management, Inc., a California corporation
Its:	Manager

	By:	/s/ Bradley S. Cohen
Bradley S. Cohen
	Its:	President

LESSEE:

SMART MODULAR TECHNOLOGIES, INC. a California corporation

By:	/s/ Jack Pacheco
Jack Pacheco
Its:	Sr. V.P., CFO, COO

EXHIBIT A

LESSEE’S ADDITIONAL WORK

Phase I:

(a) Upgrade the lighting in the manufacturing area to LED Lights with the following specifications:

Input Voltage 110 VAC

Life: 40,000 hours

Frequency 60Hz

LED Efficiency 95+ LM/W

Operating Temperature -13°F — +122°F

Color Temperature 30000 - 6000K

Power Factor (PF) > 0.91

Luminous Flux up to 3,600lm

Viewing Angle 120°

Color Rendering Index (CRI) > 75

Working Humidity 10% - 90%

CE, RoHS, FCC

Phase II:

(a) New interior paint throughout the Premises;

(b) New broadloom carpet (Shaw “Philadelphia Queen” or equivalent) in the office areas.